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                                                                    EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549



May 15, 2002

Dear Sir or Madam,

We have read Paragraphs 1 through 5 of Item 4 included in the Form 8-K/A dated May 1, 2002 of Kennametal Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/  Arthur Andersen LLP
------------------------
     Arthur Andersen LLP

Copy to:

Mr. F. Nicholas Grasberger III, Vice President and Chief Financial Officer Kennametal Inc.